EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AtheroGenics Reports Third Quarter 2005 Financial Results

ATLANTA, GA - October 20, 2005 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the third quarter and nine months ended September 30, 2005.

Research and development expenses for the third quarter increased to $20.5 million, compared to $16.6 million for the comparable quarter in 2004. For the nine-month period ended September 30, 2005, research and development expenses increased to $56.0 million, compared to $44.5 million for the same period in 2004. The increase in research and development spending in both periods resulted from higher clinical trial expenditures associated with the Company’s AGI-1067 program, including the ongoing ARISE Phase III clinical study, partially offset by the conclusion in 2004 of two Phase II clinical studies, CART-2 with AGI-1067 and OSCAR with AGIX-4207.

General and administrative expenses for the third quarter ended September 30, 2005, increased to $2.1 million compared to $1.4 million for the same period in 2004. For the nine months ended September 30, 2005, general and administrative expenses increased to $6.1 million compared to $4.8 million for the same period in 2004. The increase for both periods was due primarily to increased spending associated with pre-commercialization activities and expansion of the management team, as well as higher legal fees.

AtheroGenics recorded interest expense of $2.3 million during the quarter, compared to interest expense of $1.3 million in the third quarter of 2004. Interest expense for the first nine months of 2005 was $6.6 million, as compared to interest expense of $3.9 million for the first nine months of 2004. The higher interest in 2005 is attributable to the $200 million principal amount of 1.5% convertible notes due 2012, issued by the Company in January 2005.

AtheroGenics’ net loss for the third quarter of 2005 was $23.1 million, or $0.61 per share, as compared to $19.0 million, or $0.51 per share, reported for the same period in 2004. Net loss for the first nine months of 2005 was $63.9 million, or $1.69 per share, as compared to a net loss of $52.1 million or $1.41 per share for the comparable period in 2004.

At September 30, 2005, cash, cash equivalents and short-term investments totaled $196.7 million.

Quarter Highlights

Clinical
▪
AtheroGenics completed ARISE enrollment with a total of 6,127 patients. ARISE is an international Phase III cardiovascular event study of oral drug candidate AGI-1067 for the treatment of atherosclerosis.

Corporate
▪
The Company appointed Joseph M. Gaynor, Jr. to the newly created position of Vice President and General Counsel. Mr. Gaynor joined AtheroGenics from UCB Pharma, where he was most recently Vice President, General Counsel and Secretary for all U.S. subsidiaries of the Belgian pharmaceuticals group.

▪
Plaintiffs in purported securities class action lawsuits voluntarily dismissed the actions that were filed against AtheroGenics and some of its executive officers and directors in the United States District Court for the Northern District of Georgia, Atlanta division, in January 2005. The consolidated case in the Southern District of New York and the Company’s motion to transfer the New York case to the Northern District of Georgia are still pending.

Upcoming
▪
A scientific paper titled, “AGI-1067, an antioxidant, anti-inflammatory vascular protectant, reduces activity in platelets from subjects with multiple risk factors for vascular disease,” has been selected for oral presentation at the American Heart Association Scientific Sessions in Dallas, Texas on November 16, 2005. Presenting the paper will be principle investigator, Victor Serebruany, M.D., Ph.D. Dr. Serebruany is President of HeartDrug™ Research Laboratories and Assistant Professor, Department of Medicine of Johns Hopkins University in Baltimore, Maryland.

Webcast and Conference Call Information
There will be a conference call and simultaneous webcast today at 9:00 a.m. ET to discuss AtheroGenics’ third quarter 2005 financial results and to provide a Company update. To access the call, dial 1-877-407-8031 (domestic) or 1-201-689-8031 (international), five minutes prior to the start time. A replay of this call will be available from 11:00 a.m. ET on October 20, until 11:59 p.m. ET on October 27, 2005. Rebroadcast numbers are 1-877-660-6853 (domestic) or 1-201-612-7415 (international), account number 286 and conference ID number 170648. To access the call by live webcast, please log on to the Investor Relations/Investor Calendar section of the AtheroGenics website at http://www.atherogenics.com/investor/q3earnings.html. An archived version of the webcast will be available at the same location through December 20, 2005.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has two drug development programs currently in the clinic. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III clinical trial called ARISE, as an oral therapy for the treatment of atherosclerosis. AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Astellas. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma utilizing its novel vascular protectant® technology. For more information about AtheroGenics, please visit www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about clinical trial results, our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially.  These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the second quarter of 2005. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	Investor Relations	Media Relations
Mark P. Colonnese	Lilian Stern	Katie Brazel
Chief Financial Officer	Stern Investor Relations, Inc.	Fleishman Hillard
678-336-2511	212-362-1200	404-739-0150
investor@atherogenics.com	lilian@sternir.com	brazelk@fleishman.com

AtheroGenics, Inc.
Statements of Operations
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenues	$ —	$ —	$ —	$ —

Operating expenses:
Research and development	20,459,188	16,636,708	55,995,126	44,483,900
General and administrative	2,082,075	1,410,175	6,134,624	4,841,784
Total operating expenses	22,541,263	18,046,883	62,129,750	49,325,684

Operating loss	(22,541,263)	(18,046,883)	(62,129,750)	(49,325,684)
Interest and other income	1,755,508	343,795	4,881,021	1,089,877
Interest expense	(2,271,597)	(1,300,028)	(6,645,558)	(3,895,169)
Net loss	$ (23,057,352)	$ (19,003,116)	$ (63,894,287)	$ (52,130,976)

Net loss per share -
basic and diluted	$ (0.61)	$ (0.51)	$ (1.69)	$ (1.41)

Weighted average shares
outstanding - basic and diluted	37,852,507	37,047,826	37,701,715	36,976,911

Balance Sheet Data
(Unaudited)

	September 30,	December 31,
	2005	2004

Cash, cash equivalents and short-term investments	$ 196,726,877	$ 66,924,015
Working capital	190,423,332	59,719,811
Total assets	212,865,309	74,462,327
Long-term obligations, less current portion	300,062,393	100,000,000
Accumulated deficit	(276,014,834)	(212,120,547)
Total shareholders’ deficit	(97,663,888)	(35,942,382)